SEC File No. 70-____
                                                                Exhibit J

                     CG&E/PSI GENERATING FACILITIES


At September 30, 1999, Cinergy's utility subsidiaries owned electric generating plants, or portions thereof in the case of jointly-owned plants, with net capabilities (winter ratings) as shown in the following table:

            CG&E/PSI Generating Facilities

                                                            Principal      Net
                                             Percent        Fuel           Capability
Plant Name               Location            Ownership      Source     MW

CG&E
Steam Electric
Generating Plants:

Miami Fort Station            North Bend, Ohio    100.00%        Coal           243
(Units 5&6)

Miami Fort Station            North Bend, Ohio    64.00          Coal           640
(Units 7&8)

W.C. Beckjord Station         New Richmond, Ohio  100.00         Coal           704
(Units 1-5)

W. C. Beckjord Station        New Richmond, Ohio  37.50          Coal           158
(Unit 6)

J. M. Stuart Station          Aberdeen, Ohio      39.00*         Coal           913

Killen Station           Adams Cty., Ohio    33.00*         Coal           198

Conesville Station            Conesville, Ohio    40.00*         Coal           312

Wm. H. Zimmer Generating      Moscow, Ohio        46.50          Coal           605
Station

East Bend Station             Boone Cty, Kentucky 69.00          Coal           414

Combustion Turbines:

Dicks Creek Station           Middletown, Ohio    100.00         Gas            172

Miami Fort Gas Turbine        North Bend, Ohio    100.00         Oil            78
Station

W. C. Beckjord Gas            New Richmond, Ohio  100.00         Oil            245
Turbine Station

Woodsdale Generating          Butler Cty, Ohio    100.00         Gas            564

                                                            TOTAL        5,246



                                                            Principal      Net
                                             Percent        Fuel           Capability
Plant Name               Location            Ownership      Source         MW

PSI

Steam Electric Generating Plants:

Gibson Generating Station
(Units 1-4)                   Princeton, IN       100.00         Coal           2,532
(Unit 5)                 Princeton, IN       50.05     Coal           313

Wabash River Station          Terre Haute, IN     100.00         Coal           668

Cayuga Station           Cayuga, IN          100.00         Coal           1,005

R. A. Gallagher Station       New Albany, IN      100.00         Coal           560

Edwardsport Station           Edwardsport, IN     100.00         Coal           160

Noblesville Station           Noblesville, IN     100.00         Coal           90

Combustion Turbines:

Cayuga Combustion Turbine  Cayuga, IN          100.00       Gas            120

Wabash River Coal             Terre Haute, IN     100.00         Coal           262
Gasification Project

Internal Combustion Units:

Connersville Peaking     Connersville, IN    100.00         Oil            98
Station

Miami-Wabash Peaking          Wabash, IN          100.00         Oil            104
Station

Cayuga Peaking Units          Cayuga, IN          100.00         Oil            11

Wabash River Peaking     Terre Haute, IN     100.00         Oil            8
Units

Hydroelectric Generating Stations:

Markland Generating           Markland Dam, Ohio  100.00    Water     45
Station                  River

                                                         Total          5,976


*Station is not operated by CG&E